Contacts:
Jeaneen Terrio, Invesco 212-278-9205 Jeaneen.terrio@invesco.com	Laura Crisco, MassMutual 413-744-2370 lcrisco@massmutual.com
Invesco and MassMutual complete strategic combination
of Invesco and OppenheimerFunds

■	Combined firm is 6th-largest retail asset manager in the US and 13th-largest investment manager globally with $1.2 trillion AUM, creating significant scale for the benefit of clients and shareholders[1]
■	Complementary, highly differentiated investment capabilities, enhancing Invesco’s ability to help meet the needs of clients across the globe
■	Highly compelling financial returns for shareholders, including ~$0.24 and ~$0.58 expected accretion to EPS in 2019 and 2020, respectively[2]
■	MassMutual now a long-term strategic shareholder of Invesco

ATLANTA and SPRINGFIELD, Mass., May 24, 2019 – Invesco Ltd. (NYSE: IVZ) and Massachusetts Mutual Life Insurance Company (MassMutual) announced today the successful completion of Invesco’s acquisition of MassMutual asset management affiliate OppenheimerFunds.  Per the terms of the transaction, MassMutual becomes a significant shareholder of Invesco, with an approximate 15.7% stake in the common stock of the combined firm.

This strategic transaction brings Invesco’s total assets under management (AUM) to $1.2 trillion, making it the 6th-largest US retail investment manager and the 13th-largest global investment manager1, further enhancing the firm’s ability to help meet client needs through its comprehensive range of high-conviction active, passive and alternative capabilities.

The highly complementary investment and distribution capabilities of Invesco and OppenheimerFunds strengthen the combined organization’s ability to provide more relevant investment outcomes to an expanded number of institutional and retail clients in the US and around the globe.  Both Invesco’s and OppenheimerFunds’ clients will benefit from the resulting combination, which incorporates OppenheimerFunds’ high-performing investment capabilities and its powerful US third-party distribution platform with Invesco’s strong and diversified product lineup, global presence and solutions-driven client outreach.

“We’re pleased that our clients can now benefit from the addition of the OppenheimerFunds products to Invesco’s diversified lineup of active, passive and alternative capabilities,” said Martin L. Flanagan, president and CEO of Invesco.  “Clients face increasingly complex issues and are looking to work with fewer providers that can offer a comprehensive array of products and services.  As the asset management industry sees further consolidation, we believe that firms with a wide range of capabilities, optimal value-added services and meaningful scale will be best positioned to meet client needs and succeed over the long term.  We will leverage the combined firm’s highly talented team of professionals, expanded set of capabilities and deep global presence to continue providing tailored solutions that help our clients around the world achieve their investment objectives.”

“The completion of this transaction underscores our steadfast commitment to the global asset management business and enables us to capitalize on the scale of a larger, more diversified combined entity – one that is well-positioned for success in this dynamic environment,” said MassMutual Chairman, President and CEO Roger W. Crandall. “Importantly, this strategic combination is a reminder of how MassMutual’s distinct mix of high-performing businesses consistently helps the company deliver outstanding results across various market cycles, grow faster than our competitors and provide excellent value to our policyowners and customers.  Additionally, we look forward to our continued partnership with Invesco as we work to explore opportunities for future collaborations.”
Terms of the Transaction

The transaction is expected to be immediately accretive to Invesco’s adjusted earnings per share, with ~$0.24 accretion for the seven months in 2019 and ~$0.58 accretion in 20202.  Additionally, as part of an ongoing partnership between Invesco and MassMutual, the companies are exploring future strategic collaboration opportunities.

Under the terms of the agreement, Invesco has acquired OppenheimerFunds with consideration to MassMutual and OppenheimerFunds employee shareholders consisting of approximately 81.9 million shares of Invesco common stock and approximately $4 billion in perpetual, non-cumulative preferred shares with a 21-year non-call period and a fixed rate of 5.9%.  The 81.9 million shares include approximately 6 million shares that were issued as a part of the conversion of unvested restricted stock awards that were held by OppenheimerFunds employee shareholders into Invesco restricted stock awards.  As a result, MassMutual now owns an approximate 15.7% stake in the common stock of Invesco, becoming Invesco’s largest shareholder.

Invesco and MassMutual have entered into a shareholder agreement in which MassMutual has customary minority shareholder rights, including representation on Invesco’s board of directors.  William F. Glavin, Jr., retired CEO of OppenheimerFunds Inc., has been named to Invesco’s Board of Directors as MassMutual’s designee.

About Invesco Ltd.

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life.  NYSE: IVZ; www.invesco.com.

About MassMutual

MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. MassMutual offers a wide range of financial products and services, including life insurance, disability income insurance, long term care insurance, annuities, retirement plans and other employee benefits. For more information, visit www.MassMutual.com.
This release may include “forward-looking statements.” Forward-looking statements include information concerning the impact of the acquisition of OppenheimerFunds (the “transaction”) on Invesco’s business, the synergies from the transaction, and OppenheimerFunds’, Invesco’s and/or the combined company’s future operating results, which are based on OppenheimerFunds’ and Invesco’s managements’ estimates, assumptions and projections, and are subject to uncertainties and other factors, many of which are beyond their control. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.  Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations.

Disclosures

Invesco data as of May 24, 2019, unless otherwise footnoted.

1
Source for US ranking: Invesco and Strategic Insight. Based on July 2018 AUM of US domiciled long-term open-end, closed-end, exchange traded funds, money market funds, and VI assets as measured at the parent company level. It does not include funds that are not US domiciled or any other categories of investment vehicles not expressly listed, such as, but not limited to SA, SMA and UIT assets.  Source for global ranking: P&I Research, Morningstar (AUM as of June 2018) and Simfund (AUM as of Dec. 31, 2017), Advisor Brandscape.

2
The calculation of the proforma EPS accretion is based on transaction-related non-GAAP measures.  See slides 19-22 and slide 53 of the Q1 2019 investor presentation on Invesco’s website for important footnotes and details regarding these measures.

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